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                                                                    EXHIBIT 23.1


The Board of Directors
Mansur Industries.:

We consent to incorporation by reference in the registration statement (No. 333-50401) on Form S-3 and registration statement (No. 333-70379) on Form S-8 of Mansur Industries Inc. of our report dated February 17, 1999, relating to the balance sheets of Mansur Industries Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, which report appears in the December 31, 1998, annual report on Form 10-KSB of Mansur Industries Inc.

Our report dated February 17, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations primarily resulting from the significant expenses incurred in establishing its direct national marketing and distribution organization and has a net capital deficiency. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP


Miami, Florida
March 30, 1999